Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data contained herein were prepared giving effect to the Cristal Transaction, the Alkali Disposition detailed below and the Refinancing Transactions (as defined herein) (collectively, the “Transactions”).

On February 21, 2017, we entered into a transaction agreement with The National Titanium Dioxide Company, Ltd. (“Cristal”) and Cristal Inorganic Chemicals Netherlands, B.V. (“Cristal Netherlands”), pursuant to which we agreed to acquire Cristal’s TiO2 business, Cristal and Cristal Netherlands will effect a restructuring under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, and Cristal will separately establish a new entity in the Kingdom of Saudi Arabia to hold certain assets and operations in the Kingdom of Saudi Arabia. Cristal is a privately held company registered under the laws of the Kingdom of Saudi Arabia and is headquartered in Jeddah, Saudi Arabia. In consideration of the foregoing, we (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 of our Class A ordinary shares (the “Cristal Transaction”).

On August 2, 2017, we announced that we had entered into a stock purchase agreement to sell our Alkali business to Genesis Energy, L.P. for $1,325 million in cash, subject to a working capital adjustment (the “Alkali Disposition”). The Alkali Disposition closed on September 1, 2017.

          On September 22, 2017, we completed an offering by our wholly owned subsidiary, Tronox Finance plc, of 5.750% senior unsecured notes due 2025 for an aggregate principal amount of $450 million  (the ‘‘Notes’’), and we entered into a first lien term loan credit facility (the ‘‘New Term Loan’’) and an asset-based revolving syndicated facility (the ‘‘New ABL Facility’’ and, together with the New Term Loan, the ‘‘New Credit Facilities’’). The New ABL Facility provides Tronox US Holdings Inc. and certain of our other subsidiaries with an aggregate commitment of up to $550 million in principal amount for revolving credit loans, subject to a borrowing base. The New Term Loan provides our wholly owned subsidiaries, Tronox Finance LLC and Tronox Blocked Borrower LLC, with first lien term loans in an aggregate principal amount of $2.150 billion. Six hundred fifty million dollars of the NewTerm Loan was funded into restricted accounts of Tronox Blocked Borrower LLC, an unrestricted subsidiary under the Notes (the ‘‘Blocked New Term Loans’’), and will be available to us upon the closing of the Cristal Transaction. The original issue discount related to the New Term Loan was $11 million.

          We utilized the funds above (excluding the Blocked New Term Loans) and the funds from the Alkali Disposition to, among other things, fund the redemption of the $896 million remaining outstanding balance of 6.375% senior notes due 2020 issued by Tronox Finance LLC, repaid in full and terminated the $1.434 billion remaining outstanding balance of the senior secured term loan entered into by Tronox Pigments (Netherlands) B.V., and repaid in full and terminated the
$150 million remaining outstanding balance of our asset-based syndicated revolving credit facility.

          Lastly, we expect to drawdown approximately $125 million under the New ABL Facility upon the closing of the Cristal Transaction (the ‘‘ABL Drawdown’’).

          The transactions described above are collectively referred to as the ‘‘Refinancing Transactions.’’

The pro forma financial statements are presented on the basis that we will finance the Cristal Transaction using certain cash proceeds from the sale of the Alkali business together with proceeds raised from the Refinancing Transactions as described in Note 7(f) and the remainder with cash.

The pro forma financial statements contained herein are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transactions for several reasons. For example, the pro forma financial statements have been derived from our historical financial statements and the historical financial statements of Cristal, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transactions. This information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Further, the final allocation of the purchase price will be determined after the closing of the Cristal Transaction and after completion of an analysis to determine the fair value of the assets and liabilities of Cristal’s TiO2 business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments.

The following unaudited pro forma condensed combined financial information and related notes present our historical condensed consolidated balance sheet and historical condensed consolidated statements of operations adjusted to reflect the impact of completion of our acquisition of Cristal’s TiO2 business that are (i) directly attributable to the Cristal Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on our combined financial results in the case of the statement of operations and balance sheet, as well as the Alkali Disposition and Refinancing Transactions.

The unaudited pro forma condensed combined financial information for the years ended December 31, 2016 and 2015 has been derived from our audited consolidated financial statements for the years ended December 31, 2016 and 2015 and the audited consolidated financial statements of Cristal for the year ended December 31, 2016. The unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2017 has been derived from our unaudited interim condensed consolidated financial statements and unaudited interim financial information of Cristal as of and for the six months ended June 30, 2017. The unaudited pro forma condensed combined financial information has been adjusted for the Cristal Transaction and the Refinancing Transactions as if each had been completed on January 1, 2016, and the Alkali Disposition as if the sale had been completed on January 1, 2015, in the case of the unaudited pro forma condensed combined statement of operations, and on June 30, 2017, in the case of the unaudited pro forma condensed combined balance sheet.

In addition to the sale of the Alkali business and the additional debt described above and described further in Note 7(f) below, the unaudited pro forma condensed combined financial statements include the following adjustments related to the Cristal Transaction:

•	the acquisition of Cristal’s TiO2 business for consideration totaling $1,673 million of cash plus 37,580,000 of our Class A ordinary shares;
•	the impact of converting Cristal’s historical financial information as prepared in accordance with Saudi GAAP, to U.S. GAAP for the year ended December 31, 2016;

•	the impact of converting Cristal’s historical financial information, as prepared in accordance with IFRS, to U.S. GAAP for the six months ended June 30, 2017;
•	the translation of Cristal’s historical financial information from SR into USD;
•	the impact of preliminary fair value adjustments to the acquired assets and assumed liabilities of Cristal’s TiO2 business;
•	reclassifications needed to conform the accounting policies of Cristal to our policies;
•	the elimination of acquisition-related transaction costs incurred for the year ended December 31, 2016 and the six months ended June 30, 2017;
•	the elimination of sales and the impacts of a licensing agreement between us and Cristal for the year ended December 31, 2016 and the six months ended June 30, 2017; and
•	the related income tax effects of the pro forma adjustments.

We accounted for the Cristal Transaction within the accompanying unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with ASC 805. As valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measure of fair value, we have assumed that fair values of the tangible and intangible assets acquired and liabilities assumed at the acquisition date to equal their carrying value. Goodwill, as of the acquisition date, was measured as the excess of purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired. The preliminary measurement used for the net tangible and identifiable intangible assets acquired is their carrying value as an estimate of fair value. As a result of that analysis, management may identify differences that, when purchase accounting procedures are completed, could be materially different from the unaudited pro forma condensed combined financial information included herein.

The historical financial information of Cristal for the year ended December 31, 2016 was prepared in accordance with Saudi GAAP and is presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert statements of operations of Cristal from Saudi GAAP to U.S. GAAP on a consistent basis with our company and to translate the financial statements from SR to USD.

Effective January 1, 2017, Cristal adopted IFRS and the financial information for the six months ended June 30, 2017 are shown under these reporting standards and presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert the historical balance sheet and statements of operations of Cristal from IFRS to U.S. GAAP on a consistent basis with our company and to translate the interim financial information from SR to USD. When the transaction is completed, management will conduct a further review of adjustments and reclassifications to convert the Cristal interim financial information from IFRS to U.S. GAAP on a consistent basis with our company, and as a result, management may identify further differences that could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to project our future operating results. The unaudited pro forma condensed combined financial information does not include the impacts of any: (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) future expected transaction-related costs that may result from our purchase of Cristal’s TiO2 business, as they currently are not objectively determinable. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

This unaudited pro forma condensed combined financial information, including the related notes, is derived from, and should be read in conjunction with, our audited consolidated financial statements, which are available in our Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, including our Current Report on Form 8-K, filed on June 2, 2017, to provide additional information and details regarding the revision of our previously issued December 31, 2016 financial statements and quarterly financial statements in 2016, and our unaudited interim financial statements, which are available in our Quarterly Report on Form 10-Q for the six months ended June 30, 2017. The audited consolidated financial statements of Cristal for the year ended December 31, 2016 are included in our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on August 31, 2017.

Tronox Limited
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2017

Millions of U.S. Dollars	Tronox Historical June 30, 2017	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical June 30, 2017 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents(1)	$305	$1,325	$1,630	$—	$—	$(1,454)	(7f)	$176
Accounts receivable, net of allowance for doubtful accounts	457	(125)	332	484	(139)	—		677
Inventories, net	506	(35)	471	537	—	—		1,008
Prepaid and other assets	54	(28)	26	—	139	—		165
Total current assets	1,322	1,137	2,459	1,021	—	(1,454)		2,026
Property, plant and equipment, net	1,816	(723)	1,093	1,601	—	(16)	(7b)	2,678
Mineral leaseholds, net	1,608	(727)	881	—	—	—		881
Goodwill and intangible assets, net	210	—	210	—	—	431	(6)	641
Other long-term assets	38	(4)	34	167	—	—		201
Total assets	$4,994	$(317)	$4,677	$2,789	$—	$(1,039)		$6,427

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$201	$(48)	$153	$440	$(197)	$(3)	(7b)	$393
Accrued liabilities	181	(31)	150	1	197	32	(7e)	380
Short-term debt	150	—	150	8	—	(25)	(7f)	133
Long-term debt due within one year	16	—	16	24	—	(5)	(7f)	35
Income taxes payable	2	(15)	(13)	—	—	(2)	(7a)	(15)
Total current liabilities	550	(94)	456	473	—	(3)		926
Noncurrent liabilities:
Long-term debt, net	2,886	—	2,886	59	—	263	(7f)	3,208
Long-term deferred tax liabilities	161	(1)	160	68	67	—		295
Other long-term liabilities	222	(21)	201	139	(67)	—		273
Total liabilities	3,819	(116)	3,703	739	—	260		4,702

Contingencies and Commitments
Stockholders’ equity:
Share capital	1,536	—	1,536	2,013	—	(1,279)	(7a)	2,270
Accumulated deficit	(69)	(201)	(270)	—	—	(14)	(7g)	(284)
Accumulated other comprehensive income (loss)	(454)	—	(454)	6	—	(6)	(7a)	(454)
Total Tronox Limited shareholders’ equity	1,013	(201)	812	2,019	—	(1,299)		1,532
Noncontrolling interest	162	—	162	31	—	—		193
Total equity	1,175	(201)	974	2,050	—	(1,299)		1,725

Total liabilities and stockholders’ equity	$4,994	$(317)	$4,677	$2,789	$—	$(1,039)		$6,427
(1)	Cash and cash equivalents of Tronox contains $2 million of restricted cash.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Six Months Ended June 30, 2017

Millions of U.S. Dollars (except per share amounts)	Tronox Historical June 30, 2017	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical June 30, 2017 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$1,191	$(392)	$799	$1,017	$—	$(27)	(7b)	$1,789
Cost of goods sold	(977)	335	(642)	(830)	(19)	24	(7b)	(1,467)
Gross profit	214	(57)	157	187	(19)	(3)		322
Selling, general and administrative expenses	(143)	—	(143)	(139)	19	(3)	(7c)
		12	12			31	(7d)	(223)
Restructuring expenses	—	1	1	—	—	—		1
Income (loss) from operations	71	(44)	27	48	—	25		100
Interest and debt expense, net	(92)	—	(92)	(5)	(3)	5	(7f)	(95)
Other income (expense), net	(7)	—	(7)	9	3	—		5
Income (loss) before income taxes	(28)	(44)	(72)	52	—	30		10
Income tax (provision) benefit	(5)	1	(4)	2	—	—		(2)
Net (income) loss	(33)	(43)	(76)	54	—	30		8
Net income attributable to noncontrolling interest	5	—	5	3	—	—		8
Net (income) loss attributable to Tronox Limited	$(38)	$(43)	$(81)	$51	$—	$30		$—
Loss per share, basic and diluted (Note 9)	$(0.32)		$(0.68)					$(0.00)
Weighted average shares outstanding, basic and diluted (in thousands):	118,804		118,804					156,384

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined
Statement of Operations
For The Year Ended December 31, 2016

Millions of U.S. Dollars (except per share amounts)	Tronox Historical Fiscal Year December 31, 2016	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical Fiscal Year Ended December 31, 2016 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$2,093	$(784)	$1,309	$1,737	$—	$(21)	(7b)	$3,025
Cost of goods sold	(1,846)	671	(1,175)	(1,582)	(92)	17	(7b)	(2,832)
Gross profit	247	(113)	134	155	(92)	(4)		193
Selling, general and administrative expenses	(210)	25	(185)	(241)	93	(5)	(7c)	(338)
						2	(7d)	2
Restructuring expense	(1)	—	(1)	—	(1)	—		(2)
Income (loss) from operations	36	(88)	(52)	(86)	—	(7)		(145)
Interest and debt expense, net	(184)	—	(184)	18	(30)	9	(7f)	(187)
Other income (expense) including gain on extinguishment of debt, net	(25)	1	(24)	(1)	30	—	(7f)	5
Loss before income taxes	(173)	(87)	(260)	(69)	—	2		(327)
Income tax (provision) benefit	115	1	116	(9)	—	—		107
Net loss	(58)	(86)	(144)	(78)	—	2		(220)
Net income attributable to noncontrolling interest	1	—	1	7	—	—		8
Net loss attributable to Tronox Limited	$(59)	$(86)	$(145)	$(85)	—	$2		$(228)
Loss per share, basic and diluted (Note 9)	$(0.50)		(1.25)					$(1.48)
Weighted average shares outstanding, basic and diluted (in thousands)	116,161		116,161					153,741

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2015

Millions of U.S. Dollars (except per share amounts)	Tronox Historical Fiscal Year December 31, 2015	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma
Net sales	$2,112	$(602)	$1,510
Cost of goods sold	(1,992)	505	(1,487)
Gross profit	120	(97)	23
Selling, general and administrative expenses	(217)	25	(192)
Restructuring expense	(21)	—	(21)
Loss from operations	(118)	(72)	(190)
Interest and debt expense, net	(176)	—	(176)
Other income, net	28	1	29
Loss before income taxes	(266)	(71)	(337)
Income tax (provision) benefit	(41)	1	(40)
Net loss	(307)	(70)	(377)
Net income attributable to noncontrolling interest	11	—	11
Net loss attributable to Tronox Limited	$(318)	$(70)	$(388)
Loss per share, basic and diluted (Note 9)	$(2.75)		(3.36)
Weighted average shares outstanding, basic and diluted (in thousands):	115,566		115,566

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In Millions of U.S. Dollars, unless otherwise noted)

Note 1 Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the acquisition of Cristal’s TiO2 business and the Refinancing Transactions had occurred on June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 is presented as if the acquisition of Cristal’s TiO2 business, the Refinancing Transactions and the sale of the Alkali business for $1,325 million in cash had occurred on January 1, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 displays the pro forma results of Tronox excluding those of the Alkali business as if the Alkali Disposition had occurred on January 1, 2015 and does not include the adjustments for the acquisition of Cristal or the Refinancing Transactions.

Note 2 Unaudited Disposition Adjustments – Sale of the Alkali Business

On August 2, 2017 Tronox announced that it had entered into a definitive agreement to sell the Alkali business to Genesis Energy, L.P. for $1,325 million in cash, subject to customary closing conditions and working capital adjustment. The pro forma financial information was adjusted to exclude the Alkali business. The Alkali Disposition closed on September 1, 2017.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 reflects a preliminary estimate of the Alkali assets and liabilities, net of cash, of $1,642 million and $116 million, respectively. The unaudited condensed combined statement of operations reflects the removal of the Alkali net income of $43 million, $86 million and $70 million for the six months ended June 30, 2017 and years ended December 31, 2016 and 2015, respectively. The estimated pre-tax loss of $201 million resulting from the sale of the Alkali business below its estimated book value at June 30, 2017 is included in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings. The estimated loss has not been reflected in the unaudited pro forma condensed combined statement of operations as it is considered nonrecurring in nature.

The unaudited pro forma condensed combined balance sheet includes a $2 million income tax benefit, which will result from the sale of Alkali and this estimate is subject to change based on the final Alkali purchase price. Further, the deferred tax liabilities that have been identified to Alkali within the pro forma financial information could materially change and Tronox will continue to monitor any changes up through the closing date.

The following table shows the comparison of the Tronox pro forma statement of operations that excludes the results of Alkali without the adjustments for the acquisition of Cristal for the years ended December 31, 2016 and 2015 as if the Alkali Disposition had occurred on January 1, 2015:

	Tronox Pro Forma December 31, 2016	Tronox Pro Forma December 31, 2015
Net sales	$1,309	$1,510
Cost of goods sold	(1,175)	(1,487)
Gross profit	134	23
Selling, general and administrative expenses	(185)	(192)
Restructuring expense	(1)	(21)
Loss from operations	(52)	(190)
Interest and debt expense, net	(184)	(176)
Other income (expense), net	(24)	29
Loss before income taxes	(260)	(337)
Income tax (provision) benefit	116	(40)
Net loss	(144)	(377)
Net income attributable to noncontrolling interest	1	11
Net loss attributable to Tronox Limited	$(145)	$(388)
Loss per share, basic and diluted (Note 9)	$(1.25)	$(3.36)
Weighted average shares outstanding, basic and diluted (in thousands):	116,161	115,566

Note 3 Presentation of Cristal Financial Information

For pro forma purposes for the year ended December 31, 2016, U.S. GAAP adjustments were made to the historical financial statements of Cristal, prepared under Saudi GAAP in SR, to align with Tronox’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) asset retirement obligations (“ARO”), (6) goodwill, (7) goodwill impairment and (8) employee terminal benefits. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between Saudi GAAP and U.S. GAAP as well as the reclassifications necessary to present the Cristal financial information consistent with that of Tronox as further discussed in Note 4.

For pro forma purposes for the six months ended June 30, 2017, U.S. GAAP adjustments were made to the historical financial information of Cristal, prepared under IFRS in SR, to align with Tronox’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) ARO, (6) goodwill, (7) goodwill impairment and (8) employee terminal benefits which are discussed in further detail herein. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between IFRS and U.S. GAAP as well as the reclassifications necessary to present Cristal’s financial information consistent with that of Tronox as further discussed in Note 4.

The historical balance sheet and statement of operations of Cristal for the six-month period ended June 30, 2017 and statement of operations for the year ended December 31, 2016 were translated for the purpose of preparing the pro forma financial information using the SR to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75, therefore, both the spot and average rate used for translation purposes below are the same.

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s balance sheet at June 30, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD, as presented in the unaudited pro forma condensed combined balance sheet:

	Cristal Historical IFRS as of June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Assets & Liabilities Excluded (SR) Note (k)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Assets
Current assets:
Cash and cash equivalents	569	—		(569)	—	—
Accounts receivable and prepayments	1,814	1	(a)	—	1,815	484
Due from related parties	215	—		(215)	—	—
Inventories	2,015	—		—	2,015	537
Total current assets	4,613	1		(784)	3,830	1,021
Property, plant and equipment		(56)	(b)
		71	(c)
		(56)	(d)
	6,241	(198)	(e)	—	6,002	1,601
Investments	592	365	(f)	(952)	5	1
Goodwill		10	(g)
	645	67	(h)	(722)	—	—
Other intangible assets	326	133	(c)	(459)	—	—
Due from related parties	784	(15)	(i)	(769)	—	—
Deferred income tax	270	(20)	(e)	—	250	67
Exploration and evaluation cost	368	(115)	(b)	—	253	68
Other assets	118	—		—	118	31
Total assets	13,957	187		(3,686)	10,458	2,789

	Cristal Historical IFRS as of June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Assets & Liabilities Excluded (SR) Note (k)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accruals	1,725	—		(76)	1,649	440
Employees’ terminal benefits	3	—		—	3	1
Short term loans	29	—		—	29	8
Due to related parties	273	—		(273)	—	—
Current portion of long term loans	92	—		—	92	24
Total current liabilities	2,122	—		(349)	1,773	473
Long term loans, net	6,988	—		(6,766)	222	59
Employees’ terminal benefits	304	—		—	304	81
Due to related parties	1,225	(756)	(i)	(469)	—	—
Deferred income tax liabilities		6	(a)
	253	(4)	(b)	—	255	68
Other liabilities	484	(266)	(e)	—	218	58
Total liabilities	11,376	(1,020)		(7,584)	2,772	739
Shareholders’ equity
Capital	2,363	—		3,898	6,261	1,669
Statutory reserve	507	—		—	507	135
Capital contributions	305	—		—	305	81
Retained earnings	(732)	1,207	(j)	—	475	128
Other comprehensive income	23	—		—	23	6
Noncontrolling Interest	115	—		—	115	31
Total shareholders’ equity	2,581	1,207		3,898	7,686	2,050
Total liabilities and shareholders’ equity	13,957	187		(3,686)	10,458	2,789

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s statement of operations for the six month period ended June 30, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD as presented in the unaudited pro forma condensed combined statement of operations:

	Cristal Historical IFRS Period Ended June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Income & Expenses Excluded (SR) Note (p)	Total Cristal (SR)	Total Cristal Net Income (USD)
Sales	3,810	—		—	3,810	1,017
Cost of sales		3	(l)	—
	(3,115)	(1)	(m)	—	(3,113)	(830)
Gross profit	695	2		—	697	187
Expenses
Selling and distribution	(217)	—		—	(217)	(58)
General and administration	(317)	9	(n)	18	(290)	(77)
Impairment of assets	(14)	—		—	(14)	(4)
	(548)	9		18	(521)	(139)

	Cristal Historical IFRS Period Ended June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Income & Expenses Excluded (SR) Note (p)	Total Cristal (SR)	Total Cristal Net Income (USD)
Profit from main operations	147	11		18	176	48
Other income	3	—		30	33	9
Financial charges	(180)	—		161	(19)	(5)
Income (loss) before Zakat and income tax and noncontrolling interest	(30)	11		209	190	52
Zakat and income tax	11	(3)	(o)	—	8	2
Net income (loss) before noncontrolling interest	(19)	8		209	198	54
Income attributable to noncontrolling interest	10	—		—	10	3
Net income (loss) for the period	(29)	8		209	188	51

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s statement of operations for the year ended December 31, 2016, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD as presented in the unaudited pro forma condensed combined statement of operations:

	Cristal Historical Saudi GAAP Fiscal Year Ended December 31, 2016 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes	Cristal Income & Expenses Excluded (SR) Note (p)	Total Cristal (SR)	Total Cristal Net Loss (USD)
Sales	6,514	—		—	6,514	1,737
Cost of sales	(5,948)	(2)	(l)	—	(5,950)	(1,586)
		16	(m)	—	16	4
Gross profit	566	14		—	580	155
Expenses
Selling and distribution	(415)	—		—	(415)	(111)
General and administration	(547)	31	(n)	36	(480)	(127)
Impairment of assets	(10)	—		—	(10)	(3)
	(972)	31		36	(905)	(241)
Income (loss) from main operations	(406)	45		36	(325)	(86)
Other expense, net	(37)	7	(m)	29	(1)	(1)
Financial charges	(254)	—		319	65	18
Income (loss) before Zakat and income tax and noncontrolling interest	(697)	52		384	(261)	(69)
Zakat and income tax	(12)	(21)	(o)	—	(33)	(9)
Net income (loss) before noncontrolling interest	(709)	31		384	(294)	(78)
Income attributable to noncontrolling interest	26	—		—	26	7
Net income (loss) for the year	(735)	31		384	(320)	(85)

(a)	Income tax

This adjustment increases deferred income tax liability by SR 6 million and increases accounts receivable and prepayments by SR 1 million in conformity with U.S. GAAP. The differences in income tax accounting between IFRS and U.S. GAAP pertain to tax effects of intercompany transfers of inventory that have been sold between affiliated members of the worldwide group but have not been sold outside the worldwide group as of the financial statement date, backwards tracing adjustments for the tax effects of balance sheet accounts that are recorded partially through the income statement and partially through other comprehensive income, and recognition of deferred tax liabilities with respect to outside basis differences of foreign subsidiaries for which Tronox is unable to assert indefinite reinvestment of earnings.

(b)	Exploration and evaluation costs

This adjustment reduces exploration and evaluation cost and property, plant and equipment in conformity with U.S. GAAP by SR 115 million and SR 56 million, respectively and decreases deferred income tax liability by SR 4 million. Under IFRS, Cristal has capitalized all mining exploration and evaluation costs, including the costs of acquiring licenses. Once the technical and commercial viability of extracting a mineral resource is determined, the exploration and evaluation costs attributable to those reserves are first tested for impairment and then reclassified to mining development expenditures within property, plant and equipment and amortized once the mine commences production. Prior to the determination of commercial viability, these costs would not meet the criteria for recoverability under U.S. GAAP.

(c)	Long-lived asset impairment

This adjustment reverses the IFRS impairments which increases property, plant and equipment and other intangible assets in conformity with U.S. GAAP by SR 71 million and SR 133 million, respectively. In impairment tests under IFRS, the recoverable amount of each long-lived asset or asset group is compared to the assets’ carrying value and to the extent carrying value exceeds the recoverable amount, an impairment loss is recorded. Recoverable amount is the higher of the long-lived asset’s fair value less cost of disposal and its value in use. Under U.S. GAAP, the carrying value of the asset group at Cristal Metals was compared to the undiscounted future cash flows of the asset group. As of December 31, 2015, the undiscounted future cash flows of the asset group exceeded the carrying value. Therefore, the second step of the impairment assessment would not have been required and there would not have been any impairment loss under U.S. GAAP.

(d)	Impairment reversals

This adjustment removes IFRS impairment reversals, including previously recognized depreciation expense, which reduces property, plant and equipment in conformity with U.S. GAAP by SR 56 million. In 2014, an impairment loss was reversed up to the initial carrying amount, adjusted for depreciation. Under U.S. GAAP, reversal of impairment losses is not permitted for all long-lived assets held and used.

(e)	Asset retirement obligations

This adjustment removes the effect of asset retirement obligation remeasurements and reduces property, plant and equipment, deferred income tax and other liabilities in conformity with U.S. GAAP by SR 198 million, SR 20 million and SR 266 million, respectively. Under IFRS, Cristal remeasured certain asset retirement obligations and the related long-lived assets using current cost estimates and discount rates at various balance sheet dates between 2007 and 2016. Under U.S. GAAP, only upward revisions to the original estimated undiscounted cost estimates result in a remeasurement of the obligation using the current credit-adjusted risk free rate.

(f)	AMIC Impairment

This adjustment pertains to the reversal of an impairment of the investment in AMIC made under IFRS that does not meet the criteria for impairment under U.S. GAAP. The investment in AMIC is excluded from the Cristal net assets acquired. Refer to Note (k) and (p) herein for discussion of excluded Cristal amounts that are not conveying to Tronox in connection with the transaction.

(g)	Goodwill

This adjustment relates to the differences in goodwill which are primarily due to the accounting for fair value adjustments for property, plant, and equipment between IFRS and U.S. GAAP related to Cristal’s acquisition of

Millennium Worldwide Holdings III and Millennium Inorganic Chemicals, Inc. on May 10, 2007 which increases goodwill by SR 10 million. Under IFRS, the carrying amount of the acquired property, plant and equipment is adjusted to fair value, including the share of those assets owned by a non-controlling interest.

(h)	Goodwill impairment

This adjustment reverses the Saudi GAAP goodwill impairment of SR 67 million which increases goodwill in conformity with U.S. GAAP. Under IFRS, Cristal tests goodwill for impairment by allocating goodwill to its cash-generating units (“CGU”) and compares the carrying amount of the CGU, including goodwill, to its recoverable amount. Any impairment loss is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under U.S. GAAP, Cristal first estimates the fair value of each reporting unit. If the fair value is less than its carrying value, then a second step would be performed to determine the fair value of the goodwill. In this second step, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

In 2015, Cristal impaired the goodwill at the Cristal US CGU to zero. Under U.S. GAAP, the fair value of the Cristal US reporting unit exceeded the carrying value of the unit’s net assets and therefore, no goodwill impairment was required.

(i)	IFRS Conversion

These adjustments pertain to contributions and shareholder loans that are classified as equity transactions under U.S. GAAP. A reclassification of due from related parties and due to related parties of SR 15 million and SR 756 million was made to the Capital account. Refer to Note 7 for discussion of adjustments impacting Capital in the unaudited pro forma condensed combined balance sheet.

(j)	Equity

This adjustment relates to the impact of the aforementioned adjustments (a) to (i) of this note to shareholders’ equity. These are summarized in the table below:

Adjustment	Total shareholders’ equity
(a)	(5)
(b)	(167)
(c)	204
(d)	(56)
(e)	48
(f)	365
(g)	10
(h)	67
(i)	741
Net effect of shareholders’ equity	1,207
(k)	Cristal assets and liabilities excluded

These adjustments relate to assets and liabilities attributable to Cristal and included in the historical financial information of Cristal that are not transferring to Tronox as part of the transaction. These adjustments pertain to cash and cash equivalents SR (569) million, an investment in AMIC SR (952) million, goodwill SR (722) million, other intangible assets SR (459) million, due from related parties SR (984) million, accounts payable SR (76) million, long term loans SR (6,766) million, due to related parties SR (742) million and capital of SR 4,467 million which will not transfer to Tronox as part of the transaction.

(l)	Exploration and evaluation costs

This adjustment of SR (2) million and SR 3 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, is to expense the Saudi GAAP and IFRS capitalized mining exploration and evaluation costs, including costs associated with acquiring licenses. Under U.S. GAAP, these costs are expensed immediately resulting in an adjustment to increase net loss.

(m)	Asset retirement obligations

This adjustment reflects the removal of certain ARO costs recorded under Saudi GAAP and IFRS in the amount of SR 16 million to cost of sales and SR 7 million to other expense, net for the year ended December 31, 2016, and SR 1 million to cost of sale for the six months ended June 30, 2017 in which AROs are remeasured each year based on current cost estimates and discount rates. Under U.S. GAAP, AROs are not remeasured annually due to changes in the underlying discount rates.

(n)	Employee terminal benefits

This adjustment of SR 31 million and SR 9 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, reflects the following changes from Saudi GAAP and IFRS to U.S. GAAP: (i) Under U.S. GAAP, Cristal elected to recognize all actuarial gains and losses immediately in net income, whereas under Saudi GAAP and IFRS, actuarial gains and losses were recognized in other comprehensive income (“OCI”); (ii) Under Saudi GAAP and IFRS, interest income on the plan assets is recognized based on the discount rate used to discount the defined benefit obligation; whereas under U.S. GAAP, the expected return on plan assets is used; (iii) prior service costs are recognized immediately in net income under Saudi GAAP and IFRS; however, under U.S. GAAP, they are initially recorded in OCI and recognized in net income over the average remaining service life of the plan participants; and (iv) Saudi GAAP end of service liabilities have been recorded at full repayment amount, whereas under U.S. GAAP those will be recognized based on an actuarial valuation.

(o)	Income taxes

This adjustment of SR (21) million and SR (3) million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, is to reflect (i) SR (1) million and SR (1) million of the initial recognition of deferred taxes under Saudi GAAP and IFRS for the year ended December 31, 2016 and six months ended June 30, 2017, respectively. Under U.S. GAAP, deferred taxes can be recognized in an asset acquisition outside of a business combination in which the amount paid for an asset is different than its tax basis. Under Saudi GAAP and IFRS, however, recognition of deferred taxes is prohibited for temporary differences arising from the initial recognition of an asset or liability in a transaction outside of a business combination. (ii) SR (20) million and SR (2) million of tax effect relating to the pro forma adjustments discussed herein for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.

(p)	Cristal income and expenses excluded

These adjustments pertain to the related income and expenses of the assets and liabilities described in note (k) as not transferring to Tronox as part of the transaction. These consist of interest expense of SR 319 million for the year ended December 31, 2016 and SR 161 million for the six months ended June 30, 2017, losses in AMIC of SR 29 million for the year ended December 31, 2016 and SR 30 million for the six months ended June 30, 2017, amortization of SR 36 million and SR 18 million for the year ended December 31, 2016 and period ended June 30, 2017. No tax effect has been reflected for these adjustments. Due to favorable income tax rates and regimes, there was no tax benefit when these items were incurred. Consequently, there is no tax impact of eliminating them for pro forma purposes.

Note 4 Reclassifications

Certain reclassifications have been derived and made to the Cristal historical financial information to conform them to Tronox’s presentation of financial information and accounting policies. Such reclassifications had no effect on the previously reported financial results of Cristal. The unaudited pro forma condensed combined financial data may not reflect all reclassifications necessary to conform Cristal’s presentation to that of Tronox due to limitations on the availability of information as of the date of this filing. The reclassifications identified are further detailed below:

•	Prepaid and other assets reported in accounts receivable and prepayments by Cristal of $139 million as of June 30, 2017 were reclassified to prepaid and other assets in the unaudited pro forma condensed combined balance sheet;
•	Accrued liabilities reported in accounts payable and accruals by Cristal of $197 million as of June 30, 2017 were reclassified to accrued liabilities in the unaudited pro forma condensed combined balance sheet;
•	Long-term deferred tax liabilities reported in other liabilities by Cristal of $67 million as of June 30, 2017 were reclassified to long-term deferred tax liabilities in the unaudited pro forma condensed combined balance sheet;
•	Distribution expenses reported in selling and distribution expenses by Cristal of $92 million and $19 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, were reclassified to cost of goods sold in the unaudited pro forma condensed combined statement of operations;
•	Reorganization expenses reported in general and administration expenses by Cristal of $1 million for the year ended December 31, 2016 were reclassified to restructuring expenses in the unaudited pro forma condensed combined statement of operations;
•	Interest income reported in financial charges by Cristal of $30 million and $3 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, were reclassified to other income (expenses), net in the unaudited pro forma condensed combined statement of operations.

Note 5 Estimate of Acquisition Consideration

The acquisition consideration is comprised of the preliminary estimate fair value of the 37,580,000 Tronox Class A ordinary shares issued to Cristal’s sellers on the closing date of the transaction, plus $1,673 million in cash. As Tronox’s shares are publicly traded in an active market, a preliminary estimate of the value of the 37,580,000 Class A ordinary shares to be issued to Cristal sellers is determined in the table below:

Tronox Class A ordinary shares to be issued	37,580,000
Tronox Class A per ordinary share price as of September 27, 2017	$21.50
Fair value of Tronox Class A ordinary shares to be issued pursuant to the business combination and estimated value	$808
Cash consideration	$1,673
Acquisition consideration	$2,481

The impact of a change in the market price of the Class A ordinary shares of 50% would increase or decrease the value of the acquisition consideration to be received by the Cristal sellers upon completion of the transaction, with a corresponding increase or decrease to goodwill that will be recorded in connection with the transaction as outlined in the table below. The 50% sensitivity level was based upon the approximate volatility of the price of Tronox’s Class A ordinary shares over the past twelve months.

Percentage change in Tronox Class A ordinary shares price	Increase in value of 50%	Decrease in value of 50%
Price of Tronox Class A per ordinary share	$32.25	$10.75
Change to goodwill	$404	$(404)

Note 6 Preliminary Purchase Accounting

The preliminary allocation of the total purchase price is the carrying value of the net assets acquired based upon management’s assumption of carrying value of assets to be acquired and liabilities to be assumed as of June 30, 2017 to equal fair value as valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measurement of fair value. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on the use of carrying values, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of Cristal’s TiO2 business’ assets acquired and liabilities assumed on the actual acquisition date, whereby the impact cannot be predicted with any certainty at this time. Any changes to the initial estimate of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing of the transaction, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The following table presents: (i) purchase consideration as calculated in Note 5; (ii) the fair value of assets acquired and liabilities assumed, which are assumed to equal their carrying value as at June 30, 2017 until the detailed valuation analyses are completed; and (iii) the resulting goodwill as the difference between (i) and (ii).

Total purchase consideration(1)	$2,481
Fair value of assets acquired(2):
Cash and cash equivalents	—
Accounts receivable and prepayments	484
Inventories	537
Property, plant and equipment	1,601
Investments	1
Deferred income tax	67
Exploration and evaluation cost	68
Other assets	31
Amounts attributable to assets acquired	2,789
Fair value of liabilities assumed:
Accounts payable and accruals	440
Short term loans	32
Long term loans	59
Employees’ terminal benefits	82
Other liabilities	126
Amount attributable to liabilities assumed	739
Goodwill	$431
(1)	See Note 5 for the calculation of the total estimated purchase price.
(2)	For purposes of this preliminary purchase price allocation, we assumed that the fair value of assets acquired and liabilities assumed equals the historical carrying value of these assets and liabilities.

Upon the completion of the valuation analyses and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the transaction will be updated and may have a material impact on the combined company’s depreciation and amortization expense and future results of operations.

Note 7 Unaudited Pro Forma Adjustments

(a)	The pro forma adjustment of $(1,279) million to share capital and $(6) million to AOCI reflects $(2,050) million of Cristal’s historical equity acquired offset by the $(32) million of expected transaction costs to be incurred offset by $808 million of capital raised through the issuance of 37,580,000 of Tronox Class A ordinary shares at a price of $21.50 issued with the transaction. Additionally, $(13) million related to the license sold from Tronox to Cristal and $2 million related to the tax benefit incurred on the loss of disposal related to Alkali are reflected in capital.

(b)	The pro forma adjustments to net sales of $(27) million and $(21) million and to costs of goods sold of $24 million and $17 million for the period ended June 30, 2017 and year ended December 31, 2016, respectively, reflect the elimination of sales between Tronox and Cristal. These sales relate to the sale of feedstock from Tronox to Cristal as well as a licensing sale from Tronox to Cristal for the use of a license owned by Tronox to Cristal which was capitalized by Cristal. This has been eliminated from the balance sheet in property, plant and equipment, net as well as the related deferred revenue that Tronox recorded related to the sale in accounts payable.
(c)	The pro forma adjustment to selling, general and administrative expenses of $(5) and $(3) million for the year ended December 31, 2016 and six months ended June 30, 2017, reflects the reversal of amortization of actuarial gains and prior services costs related to pension benefits.
(d)	The pro forma adjustment to selling, general and administrative expense reflects the elimination of non-recurring acquisition-related transaction related costs for Tronox of $20 million and $2 million incurred during the six months ended June 30, 2017 and year ended December 31, 2016, respectively and the elimination of non-recurring acquisition-related transaction related costs for Cristal of $11 million incurred during the six month period ended June 30, 2017, Cristal Transaction related costs incurred during the year ended December 31, 2016 were deemed to be immaterial.
(e)	The unaudited pro forma adjustment of $32 million reflects an increase to accrued liabilities and a decrease to stockholders’ equity to reflect the incremental transaction costs related to the acquisition of Cristal’s TiO2 business that are expected to be incurred through the closing of the transactions in 2018.
(f)	The pro forma adjustment of $(1,454) to cash and cash equivalent represents $(1,673) of expected cash purchase consideration for the acquisition of Cristal, $(544) million of cash used to redeem the outstanding balance of the 6.375% senior notes due 2020 which includes the related call premium of $(14) million, as well as the pay down of the $150 million of borrowings under the Company’s prior asset-based syndicated revolving credit facility as part of the Refinancing Transactions, offset by the net proceeds of $763 million from a first lien term loan credit facility (the “New Term Loan”), of which $650 million was funded into restricted accounts of Tronox Blocked Borrower LLC, and expected drawdown on an asset-based revolving syndicated facility (the “New ABL Facility”), also part of the Refinancing Transactions. The annualized interest on the new outstanding borrowings from the Refinancing Transactions is $124 million and $62 million for the six months ended June 30, 2017. A hypothetical fluctuation in interest rate of 1/8% would result in an increase or decrease to interest expense of $3 million. The New Term Loans will bear interest per annum at a rate of 300 basis points plus LIBOR based upon our first lien net leverage ratio. Borrowings under the New ABL Facility will bear interest at LIBOR plus a margin of 1.25% to 1.75% or a base rate plus a margin of 0.25% to 0.75%.
As a result of the Refinancing Transactions, we increased our net debt position by $233 million which represents an increase in our long-term debt of $263 million, partly offset by a reduction in our short-term debt and current portion of our long-term debt of $25 million and $5 million, respectively.
(g)	The pro forma adjustment of $(14) to accumulated deficit represents the call premium paid to redeem the remaining outstanding balance of the 6.375% senior noted due 2020 as part of the Refinancing Transactions.

Note 8 Pro Forma Shares Outstanding and Earnings (Loss) Per Share

Shares Outstanding

The following table presents a summary of pro forma shares outstanding, basic and diluted, at the effective time of the transaction as adjusted for the 37,580,000 Tronox Class A ordinary shares being issued in the transaction (in thousands):

	Six Month Period Ended June 30, 2017	Year Ended December 31, 2016
Tronox weighted average shares outstanding	118,804	116,161
Shares issued for the transaction at January 1, 2016	37,580	37,580
Total weighted average shares outstanding-basic and diluted	156,384	153,741

Earnings (Loss) Per Share

The following table presents pro forma basic and diluted earnings (loss) per share after giving effect to the pro forma adjustments to the unaudited pro forma condensed combined statements of operations:

	Six Month Period Ended June 30, 2017	Year Ended December 31, 2016
Numerator:
Net loss attributed to Tronox Limited-basic and diluted	$—	$(228)
Denominator:
Total weighted average shares outstanding-basic and diluted (in thousands)	156,384	153,741
Earnings (loss) per share:
Net loss per share attributed to Tronox Limited-basic and diluted	$(0.00)	$(1.48)

The following table presents pro forma basic and diluted earnings (loss) per share for Tronox that excludes the results of Alkali and the adjustments for the acquisition of Cristal for the year ended December 31, 2015:

Tronox Pro Forma Year Ended December 31, 2015
Numerator:
Net loss attributed to Tronox Limited - basic and diluted	$(388)
Denominator:
Total weighted average shares outstanding-basic and diluted (in thousands)	115,566
Earnings (loss) per share:
Net loss per share attributed to Tronox Limited-basic and diluted	$(3.36)

Note 9 Tax Impact Related to Restructuring

During the fourth quarter of 2016, Tronox implemented various steps of a corporate reorganization plan to simplify its corporate structure and thereby improve operational, administrative, and commercial synergies within each of its operating segments (the “Corporate Reorganization”). As a result of this Corporate Reorganization, Tronox reduced its cross jurisdictional financing arrangements and consequently reversed the deferred tax assets related to intercompany interest deductions. The related withholding tax amounts were also reversed as a result of the Corporate Reorganization. Additionally, Tronox reduced its deferred tax assets related to loss carryforwards which will no longer be available to utilize. The changes to deferred taxes are offset by valuation allowances and result in no impact to the consolidated provision for income taxes for the year ended December 31, 2016. The impact on the income tax provision for the year ended December 31, 2016 was a tax benefit of $107 million, reflecting a net reduction in withholding tax accruals of $110 million, offset by a foreign currency loss of $3 million.